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                                                                    Exhibit 99.1

Contact: Frank J. Walter, 202-299-0300 (fwalter@impalacom.com), Acterna Media
                                        ---------------------
         Relations, or Steve Cantor, 781-221-2056 (scantor@acternacp.com), Acterna Investor Relations


        ACTERNA CORPORATION ANNOUNCES NEW INVESTMENT PROPOSAL BY CLAYTON,
          DUBILIER & RICE; SEEKS AMENDMENT TO SENIOR CREDIT AGREEMENT


BURLINGTON, MASS. -- December 3, 2001 -- Acterna Corporation (Nasdaq: ACTR) today announced that a fund managed by Clayton, Dubilier & Rice, Inc. has proposed to make a $75 million investment in convertible senior notes of Acterna LLC to be issued with warrants to acquire common stock of Acterna Corporation, subject to, among other things, satisfactory amendment of the company's senior secured credit agreement. (CD&R manages two investment funds that collectively own approximately 80 percent of the company's common stock.) Acterna Corporation said it met today with the lenders under its senior credit facility to discuss the terms of its proposed amendments to the credit agreement. The company also announced the formation of a special committee of independent directors of its board of directors to review the terms of the proposed new investment. The company cautioned that it could provide no assurance that it would be able to reach agreement on the terms of an amendment to its credit agreement or on the terms of the proposed new investment.

About Acterna Corporation:
Acterna Corporation (NASDAQ: ACTR) is the holding company for Acterna, AIRSHOW, da Vinci Systems and Itronix. Acterna is the world's largest provider of test and management solutions for the optical transport, access and cable networks and the second largest communications test company overall. Acterna, with a presence in more than 80 countries, provides a range of equipment, software, systems and services to help customers develop, install, manufacture and maintain their optical transport, access, cable, data/IP and wireless networks. AIRSHOW supplies in-flight passenger information systems to the aviation industry while da Vinci Systems designs and markets video color correction systems to the video postproduction industry. Itronix sells ruggedized computing devices for field service applications to a range of industries. Additional information on Acterna is available at http://www.acterna.com

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This press release may contain forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, which reflect the Company's current judgment on certain issues. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors that could cause actual results to differ materially are described in the Company's reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission.